Exhibit 10.2
Execution Version
ASSET PURCHASE AGREEMENT
by and among
KNOVA SOFTWARE, INC.
KNOVA GS, INC.
AND
ACTIVE DECISIONS, INC.
Dated as of September 7, 2006

Page(s)
1. Purchase and Sale of the Acquired Assets	1
1.1. Description of Assets	1
1.2. Excluded Assets	3
1.3. Purchase Price	4
1.4. Assumption of Certain Liabilities	4
1.5. Retained Liabilities	5
1.6. Issuance of Post-Closing Shares	7
2. Closing	7
2.1. Simultaneous Signing and Closing	7
2.2. Certain Closing Deliveries	7
2.3. Sales, Transfer and Use Taxes	8
3. Representations and Warranties of the Seller	8
3.1. Due Organization	8
3.2. Authorization	8
3.3. No Conflicts; Approvals	8
3.4. Securities Law Matters	9
3.5. Financial Statements, Accounts Receivable, etc.	9
3.6. Undisclosed Liabilities and Obligations	10
3.7. Title to, Sufficiency and Nature of Assets, etc.	10
3.8. Contracts	11
3.9. Litigation	11
3.10. Insurance Matters	11
3.11. Taxes	12
3.12. Conformity with Law	13
3.13. No Illegal Payments	13
3.14. Affiliated Transactions	13
3.15. Environmental Matters	13
3.16. Labor and Employment Matters	13
3.17. Intellectual Property	14

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Page(s)
3.18. Brokers and Finders	15
3.19. Full Disclosure Completeness Etc	15
3.20. Books and Records	16
4. Representations of the Buyer	16
4.1. Due Organization	16
4.2. Authorization	16
4.3. Capitalization	16
4.4. Valid Issuance of Common Stock	16
4.5. Offering	17
4.6. SEC Documents	17
4.7. No Conflicts; Approvals	17
4.8. Brokers and Finders	17
5. Conditions Precedent to Obligations of the Seller	17
5.1. Proceedings Satisfactory	18
5.2. No Litigation	18
5.3. Shares Certificates	18
5.4. Opinion of Counsel	18
6. Conditions Precedent to Obligations of the Buyer	18
6.1. Proceedings Satisfactory	18
6.2. Non-Compete, Non-Solicitation Agreements	18
6.3. No Litigation	18
6.4. Officer’s Certificate	18
6.5. Opinion of Counsel	18
6.6. Assignment of Contracts	19
6.7. Consents and Approvals	19
6.8. Good Standing	19
6.9. Secretary Certificate	19
6.10. FIRPTA Certificate	20
6.11. Cash and Cash Equivalents	20

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Page(s)
7. Additional Covenants	20
7.1. Further Assurances	20
7.2. Books and Records	20
7.3. Nondisclosure of Confidential Information	20
7.4. Winding-Up	21
7.5. Press Release	21
7.6. Discharge of Retained Liabilities	21
7.7. Collection of Accounts Receivable	21
7.8. Transfer of Shares	21
8. Indemnification	21
8.1. Survival of Representations and Warranties	21
8.2. General Indemnification by the Seller	22
8.3. Indemnification by the Buyer	22
8.4. Materiality	22
8.5. Third Person Claims	23
8.6. Holdback Shares	23
8.7. Method of Payment	24
8.8. Sole and Exclusive Recourse	24
9. General	25
9.1. Bulk Sales Laws	25
9.2. Cooperation	25
9.3. Effect of Investigation	25
9.4. Successors and Assigns	25
9.5. Entire Agreement; Amendment	25
9.6. Expenses	25
9.7. Notices	25
9.8. Construction	26
9.9. Exercise of Rights and Remedies	27
9.10. Exhibits and Schedules	27
9.11. Headings	27

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Page(s)
9.12. Severability	27
9.13. Waiver of Jury Trial	27
9.14. Counterparts	28
9.15. Governing Law	28
9.16. Reorganization	28

-iv-

Asset Purchase Agreement
          This Asset Purchase Agreement (the “Agreement”) is made as of September 7, 2006, between Knova Software, Inc., a Delaware corporation (the “Parent”), KNOVA GS, Inc., a Delaware corporation (the “Buyer”), and Active Decisions, Inc., a Delaware corporation (the “Seller”).
RECITALS:
     WHEREAS, the Seller provides a technology solutions services business based in San Mateo, California (the “Business”);
     WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, substantially all of the assets of the Business in a transaction structured as a sale by the Seller to the Buyer of the Acquired Assets (as hereinafter defined) in exchange for the Purchase Price (as hereinafter defined), on the terms and subject to the conditions described below in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants, contained herein, the parties hereto hereby agree as follows:
1. Purchase and Sale of the Acquired Assets.
     1.1. Description of Assets. The Seller will sell to the Buyer, and the Buyer will purchase from the Seller, on the terms and subject to the conditions contained herein, all of the property and assets of the Seller (collectively, the “Acquired Assets”), other than the Excluded Assets described in Section 1.2 below, free and clear of any option or Lien (as hereinafter defined). The Acquired Assets to be so transferred will include:
     (a) all software productions, computer programs, databases, data rights and related documentation;
     (b) all inventory, work in process, raw materials, supplies, machinery, computers, maintenance and other supplies, equipment and other tangible personal property used in the Business and owned by Seller immediately prior to the Closing;
     (c) an amount of cash and cash equivalents of the Seller equal to $75,000 (which shall not include notes evidencing the employee loans identified on Schedule 1.2(e), if any) (collectively, the “Cash and Cash Equivalents”);
     (d) all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment which have arisen in connection with the conduct of the Business (other than prepaid corporate taxes identified on Schedule 1.2(d) and the facility lease security deposit identified in Section 1.2(g));

     (e) all of the Seller’s rights in and with respect to insurance policies (including the insurance policies listed in Schedule 1.1(e) but excluding the directors’ and officers’ insurance policy described in Section 1.2(d));
     (f) except as set forth in Section 1.2(a), all rights of the Seller under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises used or useful in connection with the conduct of the Business or any pending applications relating to any of the foregoing;
     (g) all of the Seller’s right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, trademarks, trade names, service names, brand names, service marks, trade dress, Internet domain names, registered designs, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any contractual obligations granting rights related to the foregoing (including specifically the patents and patent applications listed in Schedule 1.1(g)(1) hereto, the trademarks and trademark applications listed in Schedule 1.1(g)(2) hereto, and the domain names listed in Schedule 1.1(g)(3) hereto) (“Intellectual Property”) (i) subsisting in, covering, reading on, directly applicable to or existing in the services, products or technology of the Seller that are used or useful in connection with the conduct of the Business; (ii) that are owned, licensed or controlled in whole or in part by the Seller and relate to the Business; or (iii) that are used or useful in or necessary or desirable to the development, manufacture, sales, marketing or testing of the Seller’s products and services, as well as any and all licenses and sublicenses granted in respect of any of the foregoing and all rights thereunder, remedies against past and future infringements thereof and rights to protection of interest therein;
     (h) all customer, distributor, supplier and mailing lists used or useful in connection with the conduct of the Business;
     (i) all rights of the Seller under the contractual obligations identified in Schedule 1.1(i) (the “Acquired Contracts”), including all recievables in connection therewith;
     (j) all rights to and in respect of any telephone numbers (to the extent the Seller has any rights thereto as of the Closing), websites,
e-mail addresses and Internet domain names used in the Business (including the telephone numbers, websites, e-mail addresses and Internet domain names listed on Schedule 1.1(j));
     (k) all customer and membership lists and information related thereto;
     (l) all corporate, financial, computer and human resource books, records and systems, all ledgers, files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, sales and marketing information, studies, reports, equipment repair, maintenance or service records relating to the conduct of the Business whether written or electronically stored or otherwise recorded; provided, however, the Buyer agrees that it will provide the Seller with copies of, or reasonable access to, such books and records to the extent that they relate to any Excluded Asset or any Retained Liability;
     (m) all accounts receivable, cash and cash equivalents, and notes receivable of the Seller paid or payable by Hewlett-Packard for services rendered to Hewlett-Packard during the months of July, August and September 2006; and
     (n) all other assets of the Seller of every kind and description, tangible or intangible, used in the operation of the Business, other than the Excluded Assets described in Section 1.2 below.
     1.2. Excluded Assets. The following assets of the Seller shall be excluded from the assets to be sold to the Buyer hereunder (the “Excluded Assets”);
     (a) the Seller’s charter documents, qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;
     (b) all books and records of the Seller that relate solely to Taxes or Excluded Assets; provided, however, the Seller agrees that it will provide the Buyer with copies of, or reasonable access to, such books and records to the extent that they relate to any Acquired Asset or any Assumed Liability
     (c) any contracts to which the Seller is a party other than the Acquired Contracts;
     (d) the Seller’s insurance policy relating to directors’ and officer’s liability insurance (including any proceeds thereof);
     (e) the notes evidencing Seller’s loans to employees identified on Schedule 1.2(e);
     (f) pension, profit sharing or savings plans and trusts and the assets thereof and any other benefit plan of the Seller;
     (g) the facility lease security deposit pursuant to Seller’s lease for 1400 Fashion Island Blvd;
     (h) the rights of the Seller under this Agreement:
     (i) all office equipment and furniture; and

     (j) all cash and cash equivalents, accounts receivable and notes receivable of the Seller in excess of $75,000, except for all accounts receivable, cash and cash equivalents and notes receivable of the Seller paid or payable by Hewlett-Packard for services rendered to Hewlett-Packard during the months of July, August and September 2006;.
     1.3. Purchase Price.
     (a) The total purchase price (the “Purchase Price”) which the Buyer shall pay for the Acquired Assets and in consideration of the covenants of the Seller contained herein is:
     (i) 30,000 shares of the Parent’s Common Stock, par value $0.01, attributable to the Acquired Assets not including the Cash and Cash Equivalents and the Acquired Contracts (the “Purchase Shares”), which shall be issued to the Seller at the Closing subject to Section 1.3(b) below;
     (ii) 50,000 shares of the Parent’s Common Stock, par value $0.01 attributable to the Acquired Contracts (the “Acquired Contracts Shares”), which shall be issued to the Seller at the Closing subject to Section 1.3(b) below:
     (iii) 21,429 shares of Parent’s Common Stock, parvalue 0.01, attributable to the Cash and Cash Equivalents (the “Additional Shares” and together with the Purchase Shares and the Acquired Contracts Shares the “Shares”), which shall be issued to the Seller or its designees at the Closing subject to Section 1.3(b) below; provided, however, in no event shall the Cash and Cash Equivalents delivered by the Seller at the Closing be less than $75,000;
     (iv) the Buyer’s assumption of the Assumed Liabilities (as provided in Section 1.4).
     (b) Notwithstanding the foregoing, the Buyer and the Seller agree that a number of shares equal to twenty percent (20%) of the Shares issuable pursuant to Section 1.3(a)(i)-(iii) above will not be delivered to the Seller at the Closing, but will be delivered, if at all, only in accordance with Section 8.6 (the “Holdback Shares”).
     1.4. Assumption of Certain Liabilities. At the Closing, the Buyer will assume (and from and after the Closing the Buyer will satisfy and perform when due, and, on the terms and subject to the conditions of Section 8, will hold the Seller harmless with respect to) the following specified obligations and liabilities of the Seller (the “Assumed Liabilities”), but no others:
     (a) all liabilities for post-Closing performance under the Acquired Contracts arising after the Closing (including without limitation performance of service obligations relating to prepayments received by the Seller prior to the Closing) other than liabilities arising from any violation, breach or default of legal requirements or contractual obligations occurring prior to the Closing; and

     (b) all liabilities associated with a pre-payment received by the Seller from Hewlett-Packard of approximately $98,000 for services not delivered, which Hewlett-Packard has taken as a credit against future statements of work.
The Buyer is not assuming, and shall not be deemed to have assumed, any obligations or liabilities of the Seller other than the Assumed Liabilities specifically described above. No assumption by the Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve the Seller from any obligation or liability under this Agreement with respect to any representations or warranties made by the Seller to the Buyer.
     1.5. Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, the Buyer is not assuming (and the Seller will satisfy and perform when due, and, on the terms and subject to the conditions of Section 8, will hold the Buyer harmless with respect to) any and all liabilities or obligations of the Seller other than the Assumed Liabilities specifically identified in Section 1.4 (the “Retained Liabilities”). The Retained Liabilities include:
     (a) other than the obligation of the Buyer to pay 50% of any Transfer Taxes pursuant to Section 2.3 hereof, any obligation or liability for Taxes (as defined in Section 3.11 hereof, including deferred tax liabilities) arising as a result of the Seller’s operation of the Business or ownership of the Acquired Assets on or prior to the Closing Date, and any deferred Taxes of any nature;
     (b) any liability or obligation of the Seller for or in respect of any loan or indebtedness;
     (c) any liability or obligation of the Seller for or in respect of any loan from, or other indebtedness owed to, any stockholder;
     (d) any liability of the Seller to indemnify any person by reason of the fact that such person was a director, officer, employee, stockholder or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity;
     (e) any liability or obligation of the Seller arising as a result of or out of any claim, any legal or equitable action, legal proceeding, arbitration or investigation pertaining to or relating in any way to (i) the Seller that was initiated at any time prior to the Closing Date, (ii) the Seller that is commenced after the Closing Date to the extent, and only to the extent, that it arises out of or relates to an occurrence or event happening prior to the Closing Date, or (iii) the Seller that was initiated at any time if it does not pertain directly to an Acquired Asset or an Assumed Liability.
     (f) any liability or obligation of the Seller arising under or incurred in connection with the making or performance of this Agreement, or any of the other agreements contemplated hereby;

     (g) any liability of the Seller arising out of products liability or warranty claims arising out of services rendered or products sold by the Seller prior to the Closing Date;
     (h) any liability of the Seller arising out of any employee welfare plan, employee profit sharing plan or employee benefit plan established or maintained by the Seller or to which the Seller contributes or any liability arising out of or relating to the termination of any such plan;
     (i) any and all liability under The Worker Adjustment and Retraining Notification Act (“WARN”) or under any state law concerning layoffs or the closing or relocation of worksites or the like which arises out of or results from any termination of employment by Seller on or before the Closing Date;
     (j) any liability or obligation of the Seller for making payments of any kind (including as a result of the sale of the Acquired Assets or as a result of the termination of employment by the Seller of employees or other labor claims) to employees of the Seller or in respect of payroll taxes for employees of the Seller, including any liabilities or obligations of the Seller arising under or with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985;
     (k) any liability or obligation of the Seller under or with respect to any lease, contract, arrangement or commitment (other than such liabilities or obligations under the Acquired Contracts);
     (1) any liability or obligation of the Seller arising out of or resulting from non-compliance with any national, regional, state or local laws, statutes, ordinances, rules, regulations, orders, determinations, judgments, or directives, whether legislatively, judicially, or administratively promulgated, including any such law, statute, ordinance, rule, regulation, order, determination, judgment or directive relating to occupational health and safety or pollution or protection of the environment (“Environmental Law”);
     (m) any liability of the Seller in respect of losses incurred (i) to comply with any Environmental Law; (ii) as a result of any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing (“Release”) of any chemical substance, including but not limited to any (A) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag, construction debris; (B) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (C) petroleum or any fraction thereof; (D) asbestos or asbestos-containing material; (E) polychlorinated biphenyl; (F) chlorofluorocarbons; (G) toxic mold and (H) other substance, material or waste, which is identified or regulated under any Environmental Law, as now and hereinafter in effect, or other comparable laws (“Chemical Substance”); or, (iii) as a result of any environmental conditions present at, created by or arising out of the operations of the Seller or of any prior owner or operator of a facility or site at which the Seller operated, arising out of any condition which constitutes a violation of or gives rise to a duty to investigate or remediate under any Environmental Law which is occurring or occurred on any real property regardless of whether the Seller has any ownership or leasehold interest in such property on the Closing Date, and without limit as to knowledge or amount, including any liability to remediate any Chemical Substance: (x) generated, used, stored, disposed of or Released at any property or facility owned or leased by the Seller or its affiliates, (y) Released from or in connection with any property or facility owned or leased by the Seller or its affiliates, or (z) generated, used, stored, disposed of or Released in connection with the Seller’s operations; or
     (n) liabilities which are undisclosed or contingent or which relate to or arise from the Seller’s pre-Closing breach of contract or violation of any Applicable Law (as defined below). For purposes of this Agreement, “Applicable Law” means, with respect to any party to this Agreement, all domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other legal requirement (whether legislatively, judicially, or administratively promulgated) applicable to such party or its affiliates, properties, assets, officers, directors, employees or agents.
     1.6. Issuance of Post-Closing Shares. The Seller shall have the right, within 90 days of the Closing, to require the Buyer to issue additional shares of the Buyer’s Common Stock (“Post-Closing Shares”) upon delivery to the Buyer of the Seller’s cash and cash equivalent balances in connection with the liquidation or winding up of the Seller. Such number of Post-Closing Shares, if any, shall be determined by dividing (1) the sum of the Seller’s cash and cash equivalents delivered to the Buyer by (2) $3.50 (rounded to the nearest whole share).
2. Closing.
     2.1. Simultaneous Signing and Closing. The closing of the purchase and sale of the Acquired Assets and the other transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”), simultaneously with the parties’ execution of this Agreement at such place as may be agreed to by the Buyer and the Seller.
     2.2. Certain Closing Deliveries. At the Closing:
     (a) The Seller shall execute and deliver to the Buyer a Bill of Sale in substantially the form of Exhibit A, Patent Assignments in substantially the form of Exhibit B, a Marks Assignment substantially in the form of Exhibit C, a Domain Name Assignment substantially in the form of Exhibit D and such other instruments and documents of conveyance and assignment as are reasonably requested by the Buyer to vest in the Buyer title to the Acquired Assets.
     (b) The Buyer and the Seller shall execute and deliver to one another an Assignment and Assumption Agreement in substantially the form of Exhibit E.
     (c) The Seller shall cause to be executed and delivered to the Buyer Non-Compete and Non-Solicitation Agreements in substantially the form of Exhibit F.

     (d) The Buyer shall deliver to the Seller (or its designees) certificates evidencing the Closing Shares and the Additional Shares, if any.
     2.3. Sales, Transfer and Use Taxes. The Buyer and the Seller shall each bear and pay 50% of any sales, use or transfer Taxes arising out of the sale and assignment of the Acquired Assets to the Buyer (the “Transfer Taxes”). To the extent permitted by Applicable Law, the Buyer and the Seller will cooperate fully with each other to minimize Transfer Taxes.
3. Representations and Warranties of the Seller.
     Except as set forth in the schedules accompanying this Agreement (collectively, the “Disclosure Schedules”), the Seller makes the following representations and warranties to the Buyer as of the Closing Date:
     3.1. Due Organization. The Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Seller is duly authorized, qualified and licensed under all Applicable Laws necessary to (i) own, lease, operate or otherwise hold its properties and assets and (ii) carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed has not had and would not reasonably be expected to have a material adverse effect on the business, operations, assets, properties or condition, financial or otherwise of the Seller (a “Material Adverse Effect”). Schedule 3.1(a) sets forth each name, including any trade name, under which the Seller currently conducts its business. Schedule 3.1(b) sets forth a list of all names of all predecessors of the Seller, including any entity from whom the Seller previously acquired significant assets. The Seller does not have any active subsidiaries.
     3.2. Authorization. The Seller has all requisite power and authority to enter into and perform this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and its stockholders. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms.
     3.3. No Conflicts; Approvals.
     (a) Neither the execution, delivery and performance of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Seller, (ii) except as disclosed on Schedule 3.3(a), result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been, or prior to Closing will not be, obtained or waived with respect to any indenture, contract, agreement or instrument to which the Seller is a party or by which it or its properties or assets may be bound or (iii) violate any Applicable Law.

     (b) Except as disclosed on Schedule 3.3(b), no action, consent or approval by, or filing by the Seller with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other person or entity is required in connection with the execution, delivery or performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby, except any filing, consent or approval that has been made or obtained prior to the Closing.
     3.4. Securities Law Matters.
     (a) The Seller acknowledges that the Shares will not be registered under the Securities Act or any applicable state securities laws.
     (b) The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments in the Shares and is able to bear the risk of such investment. The Seller represents and warrants that it is an “accredited investor” as defined in Rule 501 (a) promulgated under the Securities Act, and it is acquiring the Shares for investment purposes without a present intention to distribute the Shares.
     (c) The Seller understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, certificates representing the Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER) OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, SUCH REGISTRATION IS NOT REQUIRED.
     (d) In addition, such certificates shall also bear such other legends as counsel for the Buyer reasonably determines are required under Applicable Law until such time as no longer required.
     3.5. Financial Statements, Accounts Receivable, etc. Attached as Schedule 3.5 are copies of the following financial statements of the Seller (the “Financial Statements”): (i) the unaudited balance sheets of the Seller as at December 31, 2005; and (ii) the unaudited statements of income, retained earnings and cash flows for the period ending December 31, 2005. The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles and present fairly, in all material respects, the financial condition and results of operations of the Seller for the periods covered, respectively, thereby. The Seller is solvent. All accounts and notes receivable reflected on the Financial Statements and all accounts and notes receivable arising subsequent to the Financial Statements date and on or prior to the Closing Date represent, or will represent, legal, valid, binding and enforceable obligations to the Seller and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Seller’s knowledge, will not be subject to any contests, claims, counterclaims or setoffs.
     3.6. Undisclosed Liabilities and Obligations. Except as set forth in the Financial Statements or as disclosed in Schedule 3.6: (a) the Seller has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise, that have had or would reasonably be expected to have a Material Adverse Effect; (b) there are no claims, liabilities or obligations, nor to the knowledge, of the Seller any basis for assertion against the Seller of any claim, liability or obligation, of any nature in any amount that have had or would reasonably be expected to have a Material Adverse Effect; (c) the Seller does not have any liability or obligation (nor, to the knowledge of the Seller, is there any basis for any claim giving rise to any liability or obligation) for replacement or repair of any products or other damages in connection with any of the Seller’s products or services; and (d) the Seller has not agreed, by contract or otherwise, to indemnify any person or entity for or against any claims (whether for interference, intellectual property infringement, misappropriation, or other matters). All of the liabilities of the Seller with respect to matters identified on Schedule 3.9 are covered by the Seller’s insurance policies and no such liability will exceed the policy limits of such insurance policies. Each product manufactured, sold, or delivered by the Seller and each service provided by the Seller is, and at all times has been, in conformity in all material respects with any and all contractual obligations, express and implied warranties, promises and affirmations of fact made by the Seller or its representatives to customers or other third parties.
     3.7. Title to, Sufficiency and Nature of Assets, etc. All of the Acquired Assets constituting tangible personal property, whether owned or leased, are in good working order and condition, ordinary wear and tear excepted. The Seller has (and at Closing will transfer to the Buyer) good and marketable title to all of the Acquired Assets, free and clear of any mortgage, pledge, license, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including but not limited to any capital lease), transfer for the purpose of subjection to the payment of any debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom (“Lien”). The Acquired Assets constitute substantially all of the assets used by the Seller in the operation of the Business.

     3.8. Contracts.
     (a) The Acquired Contracts constitute all contracts of the Seller relating to the Business (whether written or oral) that involve payments to or by the Seller in excess of $25,000 or which are otherwise material to the Business.
     (b) The Seller has delivered to the Buyer true and complete copies of all written Acquired Contracts and an accurate and complete description of any oral Acquired Contracts.
     (c) The Seller has complied with all material commitments and obligations pertaining to the Acquired Contracts, is not in default under any Acquired Contract and has not received or given any notice of default under any Acquired Contract. To the knowledge of the Seller, no other party to any Acquired Contract is in default thereunder.
     (d) Each of the Acquired Contracts is the legal, valid and binding obligation of the Seller and, to the knowledge of the Seller, the other parties thereto. Each of the Acquired Contracts is in full force and effect.
     (e) Subject to obtaining necessary consents as described in Schedule 3.3, from and after the Closing the Acquired Contracts will be enforceable by the Buyer and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above).
     3.9. Litigation. Except to the extent set forth in Schedule 3.9, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller threatened, against or affecting the Seller that, if resolved in accordance with the plaintiff’s demands, would reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby nor, to the knowledge of the Seller, is there any reasonable basis therefor. The Seller has not received any notice of any such claim, action, suit, proceeding or investigation, whether pending or threatened. The Seller has not caused or taken any action that is reasonably expected to result in, and to the knowledge of Seller is not subject to, any material potential liability or obligation under any Applicable Law.
     3.10. Insurance Matters. Schedule 3.10 sets forth a list of all insurance policies maintained by the Seller in connection with the Business to insure any of the Acquired Assets with respect to any period after December 31, 2005 (the “Liability Policies”) and indicates, for each such Liability Policy, the applicable expiration date. Schedule 3.10 includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Seller has made available to the Buyer true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. There are no material self-insurance arrangements affecting the Seller or the Business. No insurer has (a) questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) threatened to cancel any Liability Policy. Except as disclosed on Schedule 3.10, to the Seller’s knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any current Liability Policy. The Liability Policies that are currently in effect are fully assignable to the Buyer and, after giving effect to the transactions contemplated by this Agreement, will continue to be in full force and effect, enforceable by the Buyer against the applicable insurers.
     3.11. Taxes.
     (a) The Seller (1) has filed on a timely basis with the appropriate authorities all returns, amended returns, declarations, reports, estimates, statements regarding Taxes, and information returns which are or were filed or required to be filed under Applicable Law, whether on a consolidated, combined, unitary or individual basis (the “Tax Returns”) regarding any federal, state, local, foreign, or other tax, fee, levy, assessment or other governmental charge, including any income, franchise, gross receipts, property, sales, use, services, value added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax, and any interest, additions to tax and penalties in connection therewith (together, the “Taxes”) which are or were filed or required to be filed on or before the date of this Agreement under Applicable Law, whether on a consolidated, combined, unitary or individual basis, which Tax Returns are true, correct and complete in all respects, (2) has paid in full on a timely basis to the appropriate Taxing authorities all Taxes required to have been paid by the Seller, and (3) has timely and properly collected or withheld all Taxes or other amounts required to have been collected or withheld by the Seller or any subsidiary.
     (b) No Taxing authority has asserted any adjustment, deficiency, or assessment that could result in additional Tax for which the Seller is or may be liable. There is no pending audit, examination, investigation, dispute, proceeding or claim for which the Seller has received notice relating to any Tax for which the Seller is or may be liable. No statute of limitations with respect to any Tax for which the Seller is or may be liable has been waived or extended. The Seller is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.
     (c) There are no Liens on any of the assets of the Seller which arose in connection with any failure or asserted failure to pay any Tax, other than Liens for current Taxes not yet due and payable.
     (d) The provision for Taxes, if any, shown on the December 31, 2005 balance sheet delivered to the Buyer, equals or exceeds the aggregate liability of the Seller (whether absolute, accrued or contingent) arising out of facts or circumstances occurring on or prior to December 31, 2005 for all Taxes.
     (e) Copies of (1) any Tax examinations, (2) extensions or waivers of statutory limitations, (3) the federal, state and local income Tax Returns and franchise Tax Returns of the Seller, and (4) correspondence between the Seller and all Taxing authorities for its last three (3) taxable years previously have been furnished to the Buyer and such Tax Returns are true, correct and complete.
     3.12. Conformity with Law. The Seller has conducted and is conducting its business in substantial compliance with all Applicable Laws and is not in violation of any Applicable Law, except for violations that have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect.
     3.13. No Illegal Payments. Neither the Seller nor, in connection with the conduct of the Business, any of its directors, officers, employees or agents, has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Seller (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
     3.14. Affiliated Transactions. Except as set forth in Schedule 3.14, the Seller is not a party to or bound by (and has not at any time after December 31, 2005 been party to or bound by) any contract or arrangement with any affiliate of the Seller and no affiliate of the Seller owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the conduct of the Business. The transactions disclosed on Schedule 3.14 were entered into and performed on arms-length terms and conditions which are no more or less favorable to the Seller than those which could be obtained with a third party which is not an affiliate of the Seller.
     3.15. Environmental Matters. To the Seller’s knowledge, the Seller is and has been in compliance with all Environmental Laws. There has been no Release of any Chemical Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Seller. To the Seller’s knowledge, there have been no Chemical Substances generated by the Seller that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States. There are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Seller, except for the storage of hazardous waste in compliance with Environmental Laws. The Seller has made available to Buyer true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.
     3.16. Labor and Employment Matters.
     (a) With respect to employees related to the Business, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Seller is in compliance with all Applicable Laws respecting employment and employment practices and terms and conditions of employment and has been in such compliance throughout the preceding four years. With respect to employees related to the Business, the Seller is not nor has ever been a party to any collective bargaining agreement; has not been the subject of any organizational activity; and has not been subject to any unfair labor practice charge or complaint.
     (b) For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) a welfare plan within the meaning of Section 3(1) of the federal Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, fringe-benefit, vacation, retention, change of control, severance pay or other termination plan, program, policy, agreement or arrangement. Schedule 3.16 lists all Employee Plans as to which the Seller sponsors, maintains, contributes or is obligated to contribute, or under which the Seller has or may have any liability, or which benefits any current or former employee, director, consultant or independent contractor of the Seller or the beneficiaries or dependents of any such person (each a “Seller Plan”). All required contributions to, and premium payments on account of, each Seller Plan have been made on a timely basis. The Seller Plans have been maintained and operated in accordance with their terms and Applicable Law and there is no pending or threatened legal action relating to a Seller Plan. Except as required under Section 601 et seq. of ERISA, no Seller Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
3.17. Intellectual Property.
     (a) There is no registered Intellectual Property issued to or owned by the Seller and there are no applications for registration of Intellectual Property filed or owned by the Seller other than the patents and patent applications listed in Schedule 1.1(g)(l) hereto, the trademarks and trademark applications listed in Schedule 1.1(g)(2) hereto, and the domain names listed in Schedule 1.1(g)(3) hereto. The Seller is not party to any licenses, sublicenses or other contractual obligations related to any Intellectual Property.
     (b) The Intellectual Property included within the Acquired Assets constitutes all the Intellectual Property used in the Business. The Seller is the sole owner of or has the sole right to use all the Intellectual Property used in the Business. Neither the Seller’s stockholders nor any of their respective affiliates (other than the Seller itself) owns or has any interest or right in any Intellectual Property used in the Business. The Seller has the right to transfer to the Buyer all the Intellectual Property used in the Business. None of the Intellectual Property used in the Business is owned or controlled by any third party that has not granted a license or other right to practice or use the Intellectual Property to the Seller. Any such license or right will be assigned to the Buyer at Closing. Subject to obtaining all necessary consents as described in Section 3.3, each item of Intellectual

Property included within the Acquired Assets will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.
     (c) To the Seller’s knowledge, neither the operations of the Business, any products or services made, imported, used or sold in the conduct of the Business, nor the use of any such products or services by third parties infringe or constitute a misappropriation of any Intellectual Property or other proprietary rights (including the rights to privacy or publicity) of any third party. No claim or judicial or administrative proceeding of any kind has been made, is pending or has been threatened against the Seller that alleges that any such infringement or misappropriation has existed or does exist. To the knowledge of the Seller, no third party has interfered with, infringed, or misappropriated any Intellectual Property used in the Business.
     (d) To the Seller’s knowledge, the Buyer would not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.
     (e) All products made, used, or licensed under any registered patents that are included within the Acquired Assets are properly marked with patent notices; all products and other materials that use any trademark or service mark that are included within the Acquired Assets or otherwise used in the Business bear proper trademark notices; and all works that are in the Acquired Assets and provided or published to third parties are marked with proper copyright notices.
     (f) All current and former employees and contractors of the Seller (or any of its predecessors or affiliates, as applicable) who contributed materially to the Intellectual Property used in the Business have executed enforceable contracts that assign to the Seller all their respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to such Intellectual Property.
     3.18. Brokers and Finders. The fees and expenses of any broker, agent or finder incurred by the Seller or an officer, director or employee of any of them in connection with the transactions contemplated by this Agreement or otherwise, will be paid by the Seller. Neither the Seller nor any officer, director or employee on behalf of the Seller (or any of them) has incurred any liabilities for any financial advisory fees, brokerage fees, commissions or finders’ fees that remain unpaid in connection with any transaction or proposed transaction.
     3.19. Full Disclosure; Completeness, Etc. This Agreement and the schedules hereto do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included in schedules attached hereto or have been delivered to the Buyer in connection with the transactions contemplated hereby are complete and correct.

     3.20. Books and Records. The books and all corporate (including minute books and stock record books) and financial records of the Seller relating to the Business are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, legal requirements and other requirements.
4. Representations of the Buyer.
     The Buyer and the Parent make the following representations and warranties to the Seller as of the Closing Date.
     4.1. Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Buyer and Parent is duly authorized, qualified and licensed under all Applicable Laws to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect on its business, operations, assets, properties or condition, financial or otherwise or prospects.
     4.2. Authorization. Each of the Buyer and Parent has all requisite power and authority to enter into and perform this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer and the Parent of this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and the consummation by the Buyer and/or the Parent, as applicable, of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Buyer and/or the Parent and their stockholders, as applicable. This Agreement has been duly and validly executed and delivered by the Buyer and the Parent and constitutes the legal, valid and binding obligation of the Buyer and the Parent and is enforceable against each of them in accordance with its terms.
     4.3. Capitalization. The authorized capital of the Parent immediately prior to the Closing is set forth below:
     (a) Preferred Stock. 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which none are outstanding.
     (b) Common Stock. 50,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of which 8,819,116 shares are issued and outstanding.
     (c) Options and Warrants. 3,502,817 shares of Common Stock are reserved for issuance upon the exercise of outstanding options and warrants.
     4.4. Valid Issuance of Common Stock. The Shares being issued to the Seller hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

     4.5. Offering. Subject in part to the truth and accuracy of the Seller’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and from the registration and qualification requirements of applicable state securities laws, and neither the Parent nor the Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.
     4.6. SEC Documents. The Buyer and/or the Parent have delivered or made available to the Seller accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Parent with the SEC since December 31, 2004, and all amendments thereto.
     4.7. No Conflicts; Approvals.
     (a) Neither the execution, delivery and performance of this Agreement by the Buyer or the Parent nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charters or bylaws of the Buyer or the Parent, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been waived or obtained with respect to any indenture, contract, agreement or instrument to which the Buyer or the Parent is a party or by which it or its properties or assets may be bound or (iii) violate any Applicable Law.
     (b) No action, consent or approval by, or filing by the Buyer or the Parent with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other person or entity is required in connection with the execution, delivery or performance by the Buyer or the Parent of this Agreement or the consummation by the Buyer and/or the Parent, as applicable, of the transactions contemplated hereby except any filing, consent, or approval that has been made or obtained prior to the Closing.
     4.8. Brokers and Finders. The fees and expenses of any broker, agent or finder incurred by the Buyer, the Parent or an officer, director or employee of the Buyer or the Parent in connection with the transactions contemplated by this Agreement or otherwise, will be paid by the Buyer and/or the Parent. Neither the Buyer nor the Parent nor any officer, director, or employee of the Buyer or the Parent has incurred any liabilities for any financial advisory fees, brokerage fees, commissions or finders’ fees that remain unpaid in connection with any transaction or proposed transaction.
5. Conditions Precedent to Obligations of the Seller.
     The obligation of the Seller to consummate the sale of the Acquired Assets and the other transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived by the Seller.

     5.1. Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Seller and its counsel.
     5.2. No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated hereby.
     5.3. Shares Certificates. Certificates representing the Shares, other than the Holdback Shares, shall have been executed and delivered to the Seller by the Buyer.
     5.4. Opinion of Counsel. The Seller shall have received an opinion from counsel to the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller.
6. Conditions Precedent to Obligations of the Buyer.
     The obligation of the Buyer to consummate the purchase of the Acquired Assets and the other transactions contemplated hereby is subject to the fulfillment, prior to the Closing of each of the following conditions, any of which may be waived by the Buyer.
     6.1. Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto including all instruments of transfer relating to the transfer and assignment of bank accounts, investment accounts and rights under insurance policies and all other related legal matters shall be reasonably satisfactory to the Buyer and its counsel.
     6.2. Non-Compete, Non-Solicitation Agreements. Jeff Dunn shall have executed and delivered to the Buyer the Non-Competition and
Non-Solicitation Agreement in the form and substance as set forth in Exhibit F.
     6.3. No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and no governmental agency or body shall have taken any other action or made any request of the Buyer as a result of which the management of the Buyer deems it inadvisable to proceed with the transactions hereunder.
     6.4. Officer’s Certificate. At the Closing, the Seller shall have delivered an Officer’s Certificate, duly executed by the Seller’s Chief Executive Officer, stating that the conditions set forth in Sections 6.1, 6.3 and 6.7 have been satisfied.
     6.5. Opinion of Counsel. The Buyer shall have received an opinion from counsel to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, to the effect that:
     (a) the Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

     (b) this Agreement has been duly authorized, executed and delivered by the Seller and constitutes its legal, valid and binding obligation, enforceable against the Seller in accordance with its terms subject to (i) bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law;
     (c) no notice to, consent, authorization, approval or order of any court or governmental agency or body of the United States federal government, the State of Delaware or the State of California is required in connection with the execution and delivery of this Agreement by the Seller or the consummation by any of them of any transaction contemplated hereby, except as have already been given, filed or obtained;
     (d) the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the Certificate of Incorporation or By-laws (or other governing instrument) of the Seller; and
     (e) all actions of the Seller’s board of directors and its stockholders required to consummate the transaction contemplated hereby have been duly and validly taken.
Supplementally, as a matter of fact and not of opinion, that to such counsel’s knowledge, there is no governmental action or proceeding and no litigation pending against the Seller which places in question the validity or enforceability, or seeks to enjoin performance, of this Agreement.
     6.6. Assignment of Contracts. The Seller shall have obtained consents, in form and substance satisfactory to the Buyer, to the assignment by the Seller to the Buyer of the Acquired Contracts listed in Schedule 6.6.
     6.7. Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or any other person or entity relating to the consummation of the transactions contemplated hereby shall have been obtained and made, except for such consents and filings for which the Seller’s failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.
     6.8. Good Standing. The Seller shall have delivered to the Buyer a copy of the certificate of good standing of the Seller issued on or soon before the Closing Date by the Secretary of State of Delaware.
     6.9. Secretary Certificate. Seller shall have delivered to the Buyer a certificate of the secretary of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer certifying, among other things, to the truth and correctness of the: (i) the certificate of incorporation of the Seller; (ii) the bylaws of the Seller, (ii) the resolutions of the board of directors and stockholders of the Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement.
     6.10. FIRPTA Certificate. Seller shall have delivered to the Buyer a “transferor’s certificate of non-foreign status” as provided in the Treasury Regulations under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) (in such form as may be reasonably requested by counsel to the Buyer.
     6.11. Cash and Cash Equivalents. The Seller shall have not less than $75,000 of Cash and Cash Equivalents to be acquired by the Buyer pursuant to Section 1.1 (c).
7. Additional Covenants.
     7.1. Further Assurances. From time to time after the Closing and without further consideration, the Seller shall execute and deliver any further instruments and take such other action as may be reasonably requested by the Buyer to vest or confirm in the Buyer title to the Acquired Assets or otherwise carry out the transactions contemplated hereby.
     7.2. Books and Records. The Seller shall maintain all of its books and records not transferred to the Buyer as part of the Acquired Assets for the period of time required by Applicable Law and shall provide the Buyer with access to, or copies of, such books and records as the Buyer may from time to time reasonably request. Subsequent to the Closing Date, the Seller may, upon thirty (30) days prior written notice provided to the Buyer, request access to the tax books and records of the Seller relating to the periods prior to the Closing Date, that have been transferred to Buyer pursuant to this Agreement, in order for the Seller to comply with any federal, state or local tax audit, examination or investigation of the Seller initiated subsequent to the Closing Date. Such written notice must include evidence, sufficient to the Buyer, of the existence of a pending federal, state or local tax audit, examination or investigation. If such evidence is provided, the Buyer will provide the Seller reasonable access to such books and records within a reasonable time and at a location determined by the Buyer.
     7.3. Nondisclosure of Confidential Information. The Seller recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information about the Acquired Assets, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets. The Seller agrees that it will not use such confidential information or disclose such confidential information to any person or entity for any purpose or reason whatsoever unless such information becomes known to the public generally through no fault of the Seller or unless such Seller is required by Applicable Law to disclose such information. Notwithstanding the foregoing, any party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or analyses) that are provided to any party relating to such tax treatment and tax structure. The Buyer may, at its option, in addition to obtaining any other remedy or relief available to it (including damages at law) enforce the provisions of this Section 7.3 by injunction and other equitable relief.

     7.4. Winding-Up. The Seller shall cause itself to be liquidated or wound-up in accordance with Applicable Law as soon as commercially practicable following the Closing, but, in any event, within ninety (90) days following the Closing.
     7.5. Press Release. The Seller shall not issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer, such consent to be in the sole discretion of the Buyer, provided, however, that the Seller may make any public disclosure required by Applicable Law (in which case the Seller shall use its best efforts to advise the Buyer and provide the Buyer with a copy of the proposed disclosure prior to making the disclosure). The Buyer will use its commercially reasonable efforts to advise the Seller of any press release or public announcement relating to the subject matter of this Agreement that it intends to make, provide the Seller with a copy of the proposed disclosure prior to making the disclosure and give the Seller a reasonable opportunity to comment of such disclosure (which comments, if any, the Buyer will consider in good faith).
     7.6. Discharge of Retained Liabilities. The Seller shall pay, discharge or otherwise satisfy any and all Retained Liabilities in accordance with the payment schedule set forth on Schedule 7.6 hereto. Without limiting the foregoing, Schedule 7.6 shall include the fees and expenses of the Seller’s counsel, Orrick, Herrington & Sutcliffe LLP (“Qrrick”), which the Buyer and the Seller agree will be paid in full at the Closing. Orrick is an intended third party beneficiary of this Section 7.6.
     7.7. Collection of Accounts Receivable. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement.
     7.8. Transfer of Shares. The Seller acknowledges that the Shares have not been registered under the Securities Act. The Seller shall not transfer, sell, offer for sale, pledge or hypothecate the Shares in the absence of an effective registration statement as to the Shares under the Securities Act or an opinion of counsel to the Seller satisfactory to the Buyer that such registration is not required.
8. Indemnification.
     8.1. Survival of Representations and Warranties. The representations and warranties of the each party made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of two years ending on the second anniversary of the Closing Date (the “Survival Period”); provided, however, that in the event of intentional fraud or willful breach of a representation or warranty, such representation or warranty shall survive with respect to the party committing such intentional fraud or willful breach until expiration of the applicable statute of limitation. No claim for indemnification may be made pursuant to this Agreement after the expiration of the Survival Period other than claims based on fraud or willful breach. The agreements, covenants and other obligations of the parties shall survive the Closing in accordance with their respective terms.
     8.2. General Indemnification by the Seller. The Seller (in its capacity as an indemnifying party, an “Indemnifying Party”) hereby agrees to indemnify, defend, protect and hold harmless the Buyer and each of its affiliates (each in its capacity as an indemnified party, an “Indemnitee”) from and against all claims, damages, losses, liabilities, actions, suits, proceedings, demands, assessments, adjustments, fines, penalties, costs, audits, expenses (including specifically, but not limited to, reasonable attorneys’ fees and expenses of investigation) and amounts paid in settlement (collectively “Damages”) that are paid, incurred or accrued by an Indemnitee arising out of, resulting from or relating to:
     (a) any inaccuracy in or breach of any representation or warranty of the Seller set forth herein or in any certificate, the Bill of Sale, or the Assignment and Assumption Agreement delivered in connection herewith;
     (b) any breach or default in performance by the Seller of any covenant or agreement of the Seller contained in this Agreement or in any certificate or other document delivered by the Seller in connection herewith;
     (c) the Seller’s portion of the Transfer Taxes, if any, as set forth in Section 2.3 hereof;
     (d) any liability or obligation of, or any claim against, the Seller that is not an Assumed Liability expressly assumed by the Buyer hereunder (including the liabilities and obligations described in Section 1.5); and
     (e) any liability or obligation of the Seller which becomes a liability or obligation of the Buyer as a result of any fraudulent transfer, fraudulent conveyance or similar statute, any doctrine of successor liability or de facto merger or any similar common law doctrine or otherwise by operation of Applicable Law.
     8.3. Indemnification by the Buyer. The Buyer (in its capacity as an indemnifying party, an “Indemnifying Party”) hereby indemnifies and agrees to indemnify, defend, protect and hold harmless the Seller and each of its affiliates (each in its capacity as an indemnified party, an “Indemnitee”) from and against all Damages that are paid, incurred or accrued by an Indemnitee arising out of, resulting from or related to: (a) any inaccuracy in or breach of any representation or warranty of the Buyer set forth herein or in any certificate delivered in connection herewith; (b) any breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or in any certificate delivered by it in connection herewith; (c) any liability that is an Assumed Liability; and (d) the Buyer’s portion of the Transfer Taxes, if any, as set forth in Section 2.3 hereof. Except for actual fraud or intentional breach, the Buyer’s liability under this Section 8.3 shall be limited to a number of shares of its Common Stock equal to the number of Holdback Shares.
     8.4. Materiality. For purposes of clauses (a) and (b) of Section 8.2 and Section 8.3, the representations, warranties and covenants of the applicable party that are qualified in scope as to materiality or “Material Adverse Effect” shall continue to be so qualified for purposes of determining whether any inaccuracy or breach has occurred, but shall be deemed to be made or given without such materiality qualification or qualification as to “Material Adverse Effect” for purposes of determining the measure of Damages arising out of, resulting from or related to such inaccuracy or breach.
     8.5. Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement (“Third Person”) or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against an Indemnifying Party, give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnitee in the defense of such claim, suit or proceedings, provided that counsel for the Indemnitee shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnitee shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnitee to settle a claim expeditiously could have an adverse effect on the Indemnitee, the failure of the Indemnifying Party to act upon the Indemnitee’s request for consent to such settlement within five business days of the Indemnifying Party’s receipt of notice thereof from the Indemnitee shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section 8.5.
     8.6. Holdback Shares.
     (a) The Buyer and the Seller agree that the Holdback Shares will not be delivered to the Seller at Closing, but will be withheld to provide a source from which any amounts which are owed or may become owing to the Buyer pursuant to this Section 8 may be paid.
     (b) in the event the Buyer suffers any loss for which it believes it is entitled to payment from the Seller pursuant to this Section 8 (a “Claim”), the Buyer shall provide a written demand (a “Demand”) to the Seller setting forth in reasonable detail the basis of such Demand and the dollar amount (and an estimate of the number of shares equal to such dollar amount) sought to be deducted from the Holdback Shares. Unless the Buyer receives a timely Notice of Contention from the Seller as provided in Section 8.6(c) below, the Buyer shall deduct from the Holdback Shares that number of shares as calculated according to Section 8.6(f) below based on the dollar amount specified in the Demand thirty (30) days after delivery of such Demand to the Seller, plus all interest, dividends or other profit thereon.
     (c) Upon receipt of a Demand, the Seller, if it elects to dispute the Claim, shall deliver, within twenty-five (25) days after delivery by the Buyer of the Demand to the Seller, a written notice (a “Notice of Contention”) to the Buyer of its intent to dispute the Claim, in which case such Claim shall be a “Disputed Claim.”

     (d) On September 7, 2008, the Buyer shall deliver to the Seller that number of shares equal to the difference between (x) the then remaining portion of the Holdback Shares and (y) the aggregate undeducted shares, if any, as calculated according to Section 8.6(f) below based on the dollar amounts set forth in any Demand received by the Seller prior to September 7, 2008.
     (e) Any Disputed Claim and any other dispute which may arise under this Section 8 with respect to the rights of the Buyer and the Seller to the Holdback Shares shall be settled by mutual agreement of the Buyer and the Seller. Upon receipt of a copy of a final and nonappealable order of a court of competent jurisdiction with respect to payment of all or any portion of the Holdback Shares, accompanied by a certificate from the Seller to the effect that the order is final and nonappealable, the Buyer shall deliver the portion of the Holdback Shares specified in such award or order (or that amount of shares as calculated according to Section 8.6(f) below) to the Seller as directed in such award or order.
     (f) Whenever the Buyer is entitled to deduct shares from the Holdback Shares pursuant to this Section 8, the Buyer shall deduct that number of shares of the Buyer’s Common Stock from the Holdback Shares with a dollar value equal to the payment requested. The shares of the Buyer’s Common Stock shall be valued by using the average reported closing price for such shares on the OTC Bulletin Board for the preceding fifteen (15) trading days ending two (2) trading days prior to the date such claim is resolved. The Buyer shall not deduct partial or fractional shares, but shall round down to the nearest number of whole shares obtainable based on the previous calculation.
     (g) The Seller shall be responsible for all taxes arising from or attributable to the Holdback Shares, except to the extent the number of Holdback Shares actually received by Seller are reduced as a result of Claims made under this Section 8. The Buyer shall issue all Internal Revenue Service Forms 1099 (or any successor forms) relating to the Holdback Shares to and in the name of the Seller.
     8.7. Method of Payment. All claims for indemnification shall be paid through the issuance to Seller of additional shares of Common Stock, in the event the Buyer is the Indemnifying Person, or through the release of the Holdback Shares, in the event the Seller is the Indemnifying Person, based on the average closing sale price of one share of Common Stock as reported by the Over-The-Counter (OTC) market during the fifteen (15) consecutive trading days ending on the last full trading day prior to the date the applicable claim is finally resolved.
     8.8. Sole and Exclusive Recourse. Except for actual fraud or intentional breach, the Buyer’s sole and exclusive recourse against the Seller for any dispute, breach or other claim under this Agreement, including pursuant to the foregoing indemnification obligations, shall be the Holdback Shares.

9. General.
     9.1. Bulk Sales Laws. Each of the Seller and the Buyer hereby waives compliance by each other with the so-called “bulk sales law” and other similar law in any jurisdiction in respect of the transactions contemplated by this Agreement.
     9.2. Cooperation. The Seller and the Buyer shall each deliver or cause to be delivered to the other at the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. The Seller will cooperate and use its best efforts to have the officers, directors and employees of the Seller and the Seller cooperate with the Buyer after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing.
     9.3. Effect of Investigation. No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.
     9.4. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the heirs and legal representatives of any individual party hereto.
     9.5. Entire Agreement; Amendment. This Agreement (including the schedules and exhibits attached hereto) and the documents and instruments delivered pursuant hereto constitute the entire agreement and understanding among the Seller and the Buyer with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by the Seller and the Buyer.
     9.6. Expenses. Except as otherwise set forth in Section 2.3 hereof, whether or not the transactions contemplated hereby are consummated, each of the parties hereto will pay its own fees and expenses (including the fees and expenses of its own agents, representatives, accountants and counsel) incurred in connection with this Agreement and the transactions contemplated hereby.
     9.7. Notices. All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery by recognized overnight courier service for delivery on the next business day and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Buyer, addressed to it at:
KNOVA GS, Inc.
10201 Torre Avenue
Suite 350
Cupertino, CA 95014
Attention: President
Fax: (408) 863-5810
with copies to:
Ropes & Gray LLP
One Embarcadero Center
San Francisco, CA 94111
Attention: Scott Elliott, Esq.
Fax:(415) 315-6350
If to the Seller, addressed to it at:
Active Decisions, Inc.
1400 Fashion Island Blvd.
Suite 500
San Mateo, CA 94404
Attention: Jeff Loomans
Fax: (650) 358-8600
with copies to:
Orrick, Herrington & Sutcliffe LLP
1020 Marsh Road
Menlo Park, CA 94025
John Bautista, Esq.
Fax (650) 614-7401
and
Sierra Ventures
2884 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Jeff Loomans
Fax (650) 854-5593
     9.8. Construction. The Seller and the Buyer (each a “party” and collectively the “parties”) have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The word “knowledge” shall mean, with respect to the Seller, the actual knowledge, after reasonable inquiry, of Jeff Dunn, Mike Hayashida, Jeffrey Loomans and its directors, and, with respect to the Buyer, the actual knowledge, after reasonable inquiry, of Bruce Armstrong, Tom Muise and its directors. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.
     9.9. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
     9.10. Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.
     9.11. Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.
     9.12. Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
     9.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO

TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     9.14. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), which together shall constitute one instrument.
     9.15. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS SUCH LAWS ARE APPLIED TO AGREEMENTS THAT ARE ENTERED INTO BY AND AMONG CALIFORNIA RESIDENTS WHILE LOCATED IN CALIFORNIA AND THAT ARE TO BE PERFORMED ENTIRELY WITHIN CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAW.
     9.16. Reorganization. The parties intend that the transaction contemplated by this Agreement shall be a “reorganization” within the meaning of Section 368(a) of the Code and neither party shall take any action inconsistent with such treatment although no representation is made by the Buyer as to the Seller’s tax treatment of the transaction contemplated by this Agreement.
[Signature Page Follows.]

     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

KNOVA SOFTWARE, INC.
By:	/s/ Bruce Armstrong
	Name:	Bruce Armstrong
	Title:	President & CEO

KNOVA GS, INC,
By:	/s/ Thomas Muise
	Name:	Thomas Muise
	Title:	President

ACTIVE DECISIONS, INC.
By:	/s/ Jeffrey Loomans
	Name:	Jeffrey Loomans
	Title:	President & CEO

APA Signature Page

List of Exhibits and Schedules

Exhibit	Description

Exhibit A	Bill of Sale

Exhibit B	Patent Assignment

Exhibit C	Marks Assignment

Exhibit D	Domain Name Assignment

Exhibit E	Assignment and Assumption Agreement

Exhibit F	Non-Competition and Non-Solicitation Agreement (Dunn)

Schedule	Description
List of Exhibits and Schedules

Execution Version
Exhibit A
BILL OF SALE
     THIS BILL OF SALE is made, executed and delivered as of September 7, 2006, by Active Decisions, Inc., a Delaware corporation (the “Seller”) to KNOVA GS, Inc., a Delaware corporation (the “Buyer,”).
WITNESSETH:
     WHEREAS, the Buyer and the Seller are parties to that certain Asset Purchase Agreement by and among Buyer, Seller and Knova Software, Inc., a Delaware corporation, dated as of the date hereof (the “Agreement”); and
     WHEREAS, all of the terms and conditions precedent provided in the Agreement have been met and performed by the respective parties thereto, and the Buyer and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller’s execution and delivery to the Buyer of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Buyer of the Acquired Assets; provided, however, that any asset, liability or obligation not assumed pursuant to the Agreement shall be excluded herefrom;
     NOW THEREFORE, in connection with the Agreement and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective upon the closing of the transactions contemplated by the Agreement (the “Effective Time”), the Seller does hereby sell, convey, assign, transfer and deliver unto the Buyer and its successors and assigns, forever, all of the Seller’s right, title and interest in, to and under the Acquired Assets, subject to the Assumed Liabilities and free and clear of any Liens or other encumbrance of any kind.
     TO HAVE AND TO HOLD the Acquired Assets unto the Buyer and its successors and assigns for its and their own use and benefit, FOREVER.
     Section 1. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
     Section 2. After the Effective Time, and solely for the purpose of this assignation to Buyer of all of the Acquired Assets pursuant to the Agreement, the Seller hereby constitutes and appoints the Buyer and its successors and assigns, as the Seller’s true and lawful attorney-in-fact, with full power of substitution, in the Seller’s name and stead, but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the Acquired Assets hereby conveyed, assigned and transferred or intended so to be, and to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the Seller’s name or otherwise, for the benefit of the Buyer or its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Acquired Assets and to do all acts and things in relation to the Acquired Assets which the Buyer or its successors and assigns reasonably deem desirable.
     Section 3. The Seller hereby covenants that, from time to time after the Effective Time, at the Buyer’s reasonable request, the Seller will use its commercially reasonable best efforts to do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required to more effectively convey and transfer to, and vest in, the Buyer and its successors and assigns, and to put the Buyer and its successors and assigns in possession of any of the Acquired Assets. Buyer shall reimburse Seller for any reasonable out-of-pocket expenses incurred by the Seller in complying with this provision.
     Section 4. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than the Buyer and its successors and assigns any remedy or claim under or by reason of this instrument or any terms, covenants or conditions thereof, and all of the terms, covenants, conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of the Buyer and its successors and assigns.
     Section 5. This instrument is executed by, and shall be binding upon, the Seller and the Buyer and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon the Effective Time.
     Section 6. In the event that any provision of this Bill of Sale is construed to conflict with a provision in the Agreement, the provision in the Agreement shall be deemed to be controlling.
     Section 7. This Bill of Sale shall be governed by and construed in accordance with the laws of The State of California.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be signed by its duly authorized officer as of the date first written above.

ACTIVE DECISIONS, INC.

By:	/s/ Jeffrey Loomans

Name: Jeffrey Loomans
Title: President & CEO
[Bill Of Sale]

Execution Version
Exhibit B
PATENT ASSIGNMENT
This PATENT ASSIGNMENT is dated as of September 7, 2006 (this “Assignment”) between Active Decisions, Inc., a Delaware corporation (“Assignor”), and KNOVA GS, Inc., a Delaware corporation (“Assignee”).
RECITALS
     WHEREAS, pursuant to that certain Asset Purchase Agreement by and among Assignor, Knova Software, Inc., a Delaware corporation, and Assignee dated as of the date hereof (the “APA”), Assignor has agreed to assign to the Assignee all of the Assignor’s right, title, and interest in and to the Intellectual Property, as defined in the APA, including, without limitation, the patents and patent applications listed on Schedule A hereto, and all divisions, continuations, continuations-in-part, substitute applications, reissues, re-examinations, and extensions thereof, and the inventions embodied therein (collectively, the “Patents”); and
     WHEREAS, all of the terms and conditions precedent provided in the APA have been met and performed by the respective parties thereto, and the parties now desire to carry out the intent and purpose of the APA by the execution and delivery of this instrument evidencing the assignment by Assignor and the assumption by Assignee of all the Patents.
     NOW, THEREFORE, in consideration of the APA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Assignment. Effective upon the closing of the transactions contemplated by the APA (the “Effective Time”), Assignor hereby assigns, conveys, and transfers to Assignee all rights, titles, and interests in and to the Patents, including any renewals and extensions of the Patents that are or may be secured under the laws of the United States and all foreign countries, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns, or other legal representatives, together with all income, royalties, or payments due or payable as of the effective date of this assignment or thereafter, including, without limitation, all claims for damages by reason of past, present, or future infringement or other unauthorized use of the Patents with the right to sue for and collect the same for Assignee’s own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives.
          2. Authorization. Effective upon the Effective Time, Assignor authorizes and requests the Commissioner of Patents and Trademarks, or any other official whose duty is to record ownership of patents in the United States and in all foreign countries, to record the Assignee as the owner of the Patents.
          3. Further Assurances. After the Effective Time and at Assignee’s request, Assignor will assign and deliver to Assignee all files, documents, and correspondence pertaining to the Patents, including all correspondence to and from the U.S. Patent and Trademark Office, and any and all legal counsel advising on or assisting with the prosecution or maintenance of the Patents. In addition, at Assignee’s reasonable request, Assignor will use its commercially reasonable best efforts to provide further cooperation reasonably necessary (such as executing and delivering additional assignments, affidavits, and other documents and providing information and materials) to obtain, perfect, and defend the Patents in this or any foreign country. Assignee shall reimburse Assignor for any reasonable out-of-pocket expenses incurred by Assignor in complying with this provision.
          4. Covenant Not to Sue. After the Effective Time, and except in the event of a material breach of any of the terms of the APA by Assignee and/or any document to be delivered thereunder by Assignee, Assignor hereby releases, discharges, and covenants not to assert any claim, cause of action, or right of action against Assignee and/or Assignee’s parents, subsidiaries, customers, distributors, affiliates, joint venturers, agents, employees, directors, successors, and assigns, in which Assignor asserts that it is the owner of the Patents, or has the right to receive royalties or enjoy any other rights and/or benefits Assignor would have if Assignor was an owner of the Patents.
          5. Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the substantive laws of the State of California, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the Laws of a jurisdiction other than California.
Signature page follows

     IN WITNESS WHEREOF, the parties have duty executed this Assignment as of the date first written above.

ACTIVE DECISIONS, INC.

By:	/s/ Jeffrey Loomans
Name: Jeffrey Loomans
Title: President & CEO

ACCEPTED:

KNOVA GS, INC.

By:

Name: Thomas Muise
Title: President
Signature page to Patent Assignment

SCHEDULE A

FILE #	SERIAL #	FILING DATE	TITLE	INVENTORS	STATUS
23266-07050/US	60/420855	Oct 24, 2002	Computerized Product and Service Recommendation	Ali S. Kazeroonian, Keith Rodricks, Stephan Zuercher, Ben Feldman, Danny Chen, Ilya Dorfman, Daniel Greenberg, John E. Duffy	Expired

23266-07316/US	10/345099	Jan 14, 2003	Computerized Product and Service Recommendations	Ali S. Kazeroonian, Keith Rodricks, Danny Chen, Ilya Dorman, Stephan Zuercher, Ben Feldman, Daniel Greenberg, John E. Duffy	Pending

23266-08294/US	10/17983	Nov 19, 2003	Computerized Product and Service Recommendations	Ali S. Kazeroonaian, Keith Rodricks, Danny Chen, Ilya Dorman, Stephan Zuercher, Ben Feldman, Daniel Greenberg, John E. Duffy	Pending

23266-08593/US	10/723249	Nov 25, 2003	Computerized Product and Service Recommendations	Ali S. Kazeroonian, Keith Rodricks, Danny Chen, Ilya Dorman, Stephan Zuercher, Ben Feldman, Daniel Greenberg, John E. Duffy	Pending

23266-08636/US	10/746244	Dec 24, 2003	Computerized Product and Service Recommendations	Ali S. Kazeroonian, Keith Rodricks, Danny Chen, Ilya Dorman, Stephan Zuercher, Ben Feldman, Daniel Greenberg, John E. Duffy	Pending

23266-08637/US	10/742646	Dec 18, 2003	Computerized Product and Service Recommendations	Ali S. Kazeroonian, Keith Rodricks, Danny Chen, Ilya Dorman, Stephan Zuercher, Ben Feldman, Daniel Greenberg, John E. Duffy	Pending

23266-10506/US			Computerized Product and Service Recommendations	Ali S. Kazeroonian, Keith Rodricks, Danny Chen, Ilya Dorman, Stephan Zuercher, Ben Feldman, Daniel Greenberg, John E. Duffy	Unfiled

23266-10857/US			Up-Selling and Product Similarity (PS)	Ali S. Kazeroonian, Keith Rodricks, Danny Chen, Ilya Dorman, Stephan Zuercher, Ben Feldman, Daniel Greenberg, John E. Duffy	Open

Execution Version
Exhibit C
MARKS ASSIGNMENT
     THIS ASSIGNMENT is dated as of September 7, 2006, and is made from Active Decisions, Inc., a Delaware corporation with its principal place of business at 1400 Fashion Island Blvd., Suite 500, San Mateo, CA 94404 (“Assignor”) on the one hand, to KNOVA GS, Inc., a Delaware corporation with its principal place of business at 10201 Torre Avenue, Suite 350, Cupertino, CA (“Assignee”) on the other hand.
W I T N E S S E T H
     WHEREAS, Assignor has adopted and used and is using in commerce the marks set forth in the attached Schedule 1 (collectively, the “Marks”);
     WHEREAS, pursuant to that certain Asset Purchase Agreement by and among Assignor, Knova Software, Inc., a Delaware corporation, and Assignee dated as of the date hereof, Assignee wishes to acquire from Assignor, and Assignor wishes to transfer to Assignee, said Marks and the goodwill associated with such Marks;
     WHEREAS, in conjunction with this marks assignment, Assignee is acquiring the portion of Assignor’s business to which the Marks pertain; and
     WHEREAS, all of the terms and conditions precedent provided in the APA have been met and performed by the respective parties thereto, and the parties now desire to carry out the intent and purpose of the APA by the execution and delivery of this instrument evidencing the assignment by Assignor and the assumption by Assignee of all the Marks.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective upon the closing of the transactions contemplated by the APA (the “Effective Time”), Assignor assigns to Assignee all rights, title and interests in and to the Marks, the goodwill of the business symbolized by the Marks, all registrations and applications for registration thereof, if any, all rights of action accrued and to accrue under and by virtue thereof, including the right to sue and recover for past infringement of said Marks, and all records and files relating to said Marks. This Marks Assignment will be governed by the laws of the State of California without regard to its conflicts of laws principles.
     Assignor agrees that after the Effective Time, Assignor will exert its reasonable commercial best efforts to cooperate with Assignee, including signing all documents, providing all testimony and, in general, doing all lawful things reasonably requested of Assignor by Assignee to carry out and fulfill the purposes and intent of this Marks Assignment. Assignee shall reimburse Assignor for any out-of-pocket expenses incurred by Assignor in complying with this provision.

Execution Version
     Assignor hereby covenants that it has full right to convey the entire interest herein assigned, and that it has not executed, and will not execute, any agreements inconsistent herewith.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have executed, made and entered into this Marks Assignment under seal as of the date first set forth above.

ACTIVE DECISIONS, INC. (ASSIGNOR)

By: Name:	/s/ Jeffery Loomans Jeffery Loomans
Title:	President & CEO
THE STATE OF CALIFORNIA
County of San Mateo
          This instrument was executed before me on this 7th day of September 2006, by Jeffrey Loomans, the President and CEO of Active Decisions, Inc., a Delaware corporation, on behalf of said corporation.
          WITNESS my hand and official seal.

/s/ Gary Rauscher, Jr. Notary Public in and for
The State of California

/s/ Gary Rauscher, Jr. Printed or Typed Name of Notary My Commission Expires 12/17/08
Marks Assignment Signature Page

KNOVA GS, INC. (ASSIGNEE)

By: Name:	/s/ Thomas Muise Thomas Muise
Title:	President
THE STATE OF CALIFORNIA
County of Santa Clara
          This instrument was executed before me on this 7 day of September 2006, by Thomas Muise, the President (title) of KNOVA GS, Inc., a Delaware corporation, on behalf of said corporation.
          WITNESS my hand and official seal.

/s/ Agnes A. Hurtado Notary Public in and for
The State of California

/s/ Agnes A. Hurtado Printed or Typed Name of Notary My Commission Expires Nov. 11, 2009
Marks Assignment Signature Page

Execution Version
SCHEDULE 1
to
MARKS ASSIGNMENT

ACTIVE 1.1 TRADEMARK REPORT	Report Date: 6/21/2006

Mark:	ACTIVE
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9852	United States	Active Decisions, Inc.	78/114,623	2,827,632	Registered	35	Information services offered via a global computer network in the field of market intelligence, consumer product research, real time e-commerce marketplace reports, forecasts and changes, and customer relations management; providing personalized product and service recommendations and buying information and selling assistance with respect to a variety of consumer products; providing real time marketing feedback information to clients; and providing such services utilizing a guided selling CRM platform

9848	United States	Active Decisions, Inc.	78/114,627	2,871,383	Registered	35	Information services utilizing a guided selling CRM platform, namely, providing personalized product and service recommendations; and buying information and customer preference selling assistance with respect to financial services via a global computer network
Mark:	ACTIVE BUYER’S GUIDE
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9533	United States	Active Decisions, Inc.	75/481,063	2,259,373	Cancelled	35	Information services, namely, providing buying information with respect to a variety of consumer products via a global computer network, in International Class 35

Execution Version

ACTIVE 1.1 TRADEMARK REPORT	Report Date: 6/21/2006

Mark:	ACTIVE DECISIONS
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9491	United States	Active Decisions, Inc.	76/191,432	2,832,415	Registered	35	Information services, namely, providing consumer product research with respect to a variety of consumer products via a global computer network and providing real time marketing feedback information, namely market reports, forecast changes and customer relations management to clients
Mark:	ACTIVE FINANCIAL ASSISTANT
ID	Country	Reg. Owner	add.#	Reg.#	Status	Classes	Goods & Services
9850	United States	Active Decisions, Inc.	78/114,603	2,791,084	Registered	36	Information services utilizing a guided selling customer relationship management (CRM) platform, namely, providing personalized product and service buying information for financial products and services, and selling assistance in the nature of providing purchase information based on customer preferences in the field of financial services via a global computer network
Mark:	ACTIVE RESEARCH
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9486	United States	Active Decisions, Inc.	75/481,064	2,427,797	Registered	35	Information services, namely, providing buying information with respect to a variety of consumer products via a global computer network and providing real time marketing feedback information to clients
Mark:	ACTIVE RESEARCH ADVISOR
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9490	United States	Active Decisions, Inc.	75/903,321	2,661,202	Registered	35	Information services, namely, providing buying information with respect to a variety of consumer products via a global computer network and providing real time marketing feedback information to clients
Mark:	ACTIVE RESEARCH QUARTERLY
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9489	United States	Active Decisions, Inc.	75/903,134	2,665,054	Registered	35	Information services, namely, providing buying information with respect to a variety of consumer products via a global computer network and providing real time marketing feedback information to clients

Execution Version

ACTIVE 1.1 TRADEMARK REPORT	Report Date: 6/21/2006

Mark:	ACTIVE	RESEARCH UPDATE
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9488	United States	Active Decisions, Inc.	75/903,133	2,661,200	Registered	35	Information services, namely, providing buying information with respect to a variety of consumer products via a global computer network and providing real time marketing feedback information to clients
Mark:	ACTIVE SALES ASSISTANT
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9851	United States	Active Decisions, Inc.	78/114,615	2,791,085	Registered	35	Information Services utilizing a guided selling customer relationship management (CRM) platform, namely, providing personalized product and service buying information and selling assistance in the nature of providing purchase information based on customer preferences with respect to a variety of consumer products via a global computer network

Mark:	ACTIVE FLASH
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
9487	United States	Active Decisions, Inc.	75/903,132	2,691,864	Registered	35	Information services, namely, providing buying information with respect to a variety of consumer products via a global computer network and providing real time marketing feedback information to clients
Mark:	TOTAL ASSIST
ID	Country	Reg. Owner	App.#	Reg.#	Status	Classes	Goods & Services
11065	United States	Active Decisions, Inc.	78/277,235	2,936,060	Registered	35	Information Services utilizing a guided selling customer relationship management (CRM) platform, namely, providing personalized product and service buying information and selling assistance in the nature of providing purchase information based on customer preferences with respect to a variety of consumer products via a global computer network

Execution Version
Exhibit D
DOMAIN NAME ASSIGNMENT
This DOMAIN NAME ASSIGNMENT is dated as of September 7, 2006 (this “Assignment”), between Active Decisions, Inc., a Delaware corporation (the “Assignor”), and KNOVA GS, Inc., a Delaware corporation (the “Assignee”).
WHEREAS, pursuant to that certain Asset Purchase Agreement by and among Assignor, Knova Software, Inc., a Delaware corporation, and Assignee dated as of the date hereof, (the “APA”), Assignor has agreed to assign to the Assignee all of the Assignor’s right, title and interest in and to the Intellectual Property (as defined in the APA), including the domain names listed on the attached Schedule A (collectively, the “Domain Names”);
WHEREAS, all of the terms and conditions precedent provided in the APA have been met and performed by the respective parties thereto, and the parties now desire to carry out the intent and purpose of the APA by the execution and delivery of this instrument evidencing the assignment by Assignor and the assumption by Assignee of all the Domain Names.
NOW, THEREFORE, in consideration of the APA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Domain Name Assignment. Effective upon the closing of the transactions contemplated by the APA (the “Effective Time”), the Assignor hereby assigns to the Assignee all rights, title, and interests in and to the Domain Names. To the extent that any of Assignor’s rights or title in and to the Domain Names cannot be assigned and transferred by Assignor, then Assignor hereby grants Assignee an irrevocable, worldwide, fully paid-up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, improve, and otherwise exploit or utilize in any manner, the Domain Names.
     2. Rights and Privileges. Effective upon the Effective Time, all rights and privileges will be held and enjoyed by the Assignee and its successors and assigns.
     3. Electronic Transfer, Transfer Forms; Further Assurances. After the Effective Time, the Assignor agrees to cooperate with Assignee to transfer the Domain Names electronically from Assignor’s account to Assignee’s account as quickly as reasonably practicable, which the parties anticipate will be completed within ten (10) days after the date of this Assignment. The Assignor further agrees to use its commercially reasonable best efforts to cooperate fully with Assignee in the following manner: (i) to complete accurately, execute, notarize (as necessary) and deliver at any future date any additional documents that the Assignee reasonably determines are necessary to perfect the Assignee’s ownership of the Domain Names including, but not limited to, any transfer documents required by a domain name registrar; (ii) to testify in any interference or other legal proceedings whenever requested; and (iii) to generally provide all further cooperation, including taking such further action and executing such additional documents, which Assignee, its successors and assigns reasonably request to secure, obtain or enforce proper protection for the Domain Names and all associated rights in this or any foreign country. Assignee shall reimburse Assignor for any reasonable out-of-pocket expenses incurred by Assignor in complying with this provision.
     4. Authorization. Effective at the Effective Time, the Assignor authorizes and requests Register.com, Inc. and/or any other applicable registration authority to transfer the Domain Names from the Assignor to the Assignee.
     5. Power of Attorney. To the extent further transfer of the Domain Names is necessary or desirable and the Assignor has not executed the transfer within ten (10) days after the date of the Effective Time, the Assignor irrevocably appoints the Assignee as its attorney-in-fact solely and exclusively for the purpose of such transfer, with the right, authority and ability to execute and enter into such transfer on behalf of the Assignor. The Assignor stipulates and agrees that such appointment is a right coupled with an interest and will survive incapacity or unavailability of the Assignor at any future time.
     6. Covenant Not to Sue. After the Effective Time and except in the event of a material breach of any of the terms of the APA by Assignee, Assignor hereby releases, discharges, and covenants not to assert against Assignee, and Assignee’s parents, subsidiaries, contractors, customers, suppliers, affiliates, agents, employees, directors, representatives, successors, assigns, licensors, licensees, partners, joint venturers, and distributors all claims, causes, obligations, rights of action, or liabilities of any kind or nature, whether now existing or hereinafter arising and whether known or unknown, arising from or relating to proprietary rights in the Domain Names.
     7. Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of California, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the Laws of a jurisdiction other than California.
[Remainder of page left blank intentionally]
Signature page follows

IN WITNESS WHEREOF, the parties have duly executed this Assignment as of the date first written above.

ACTIVE DECISIONS, INC.

		By:	/s/ Jeffrey Loomans

		Name:	Jeffrey Loomans
		Title:	President & CEO

ACCEPTED:

KNOVA GS, INC.

By: Name:	/s/ Thomas Muise Thomas Muise
Title:	President
Signature page to Domain Name Assignment

Execution Version
Schedule A
(A) www.ActiveDecisions.com
(B) www.ActiveBuyersGuide.com

Execution Version
Exhibit E
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement is made, executed and delivered as of September 7, 2006 (the “Assignment Agreement”), by and among Active Decisions, Inc., a Delaware corporation (the “Seller” and the “Assignor,”), KNOVA GS, Inc., a Delaware corporation (the “Buyer” and the “Assignee,”).
WITNESSETH:
     WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement by and among Assignor, Assignee and Knova Software, Inc., a Delaware corporation, dated as of the date hereof (the “Asset Purchase Agreement”), providing for, among other things, the assignment by Assignor and the assumption by Assignee of certain rights, liabilities and obligations of Assignor, all as more fully described in the Asset Purchase Agreement, on the terms and conditions provided in the Asset Purchase Agreement; and
     WHEREAS, all of the terms and conditions precedent provided in the Asset Purchase Agreement have been met and performed by the respective parties thereto, and the parties now desire to carry out the intent and purpose of the Asset Purchase Agreement by the execution and delivery of this instrument evidencing the assignment by Assignor and the assumption by Assignee of all liabilities and obligations hereinafter described;
     NOW, THEREFORE, in connection with the Asset Purchase Agreement, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
WITNESSETH
     1. Definitions. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.
     2. Assignment and Assumption. Effective upon the closing of the transactions contemplated by the Asset Purchase Agreement (the “Effective Time”), Assignor hereby assigns, sells, transfers, and sets over (collectively, the “Assignment”) to Assignee, free and clear of any Liens or other encumbrance of any kind, all of Assignor’s right, title, benefit, privileges, and interest in and to the Acquired Assets, other than the Excluded Assets. Assignee hereby accepts the Assignment of the Acquired Assets and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions, and covenants, and to pay, honor, perform and discharge as and when due the Assumed Liabilities. Assignee hereby accepts the Assignment from and after the Effective Time as fully and entirely as the same would have been held, enjoyed and performed by the Assignor had this Assignment not been made. Notwithstanding anything to the contrary herein, or in any other writing delivered in connection herewith, the Buyer will not assume or perform any of the liabilities of the Seller except those identified as Assumed Liabilities in the Asset Purchase Agreement.
     3. Further Actions. Each of the parties hereto covenants and agrees, at the expense of the requesting party, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to use its reasonable commercial best efforts to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment Agreement.
     4. Entire Agreement. This Assignment Agreement and the Asset Purchase Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to and shall not be construed to confer upon any persons other than the parties hereto any rights or remedies hereunder.
     5. Amendment and Modification. This Assignment Agreement and any of the terms contained herein may be amended or modified by the Assignor and Assignee only in writing.
     6. Conflict with the Asset Purchase Agreement. In the event that any provision of this Assignment Agreement is construed to conflict with a provision in the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall be deemed to be controlling.
     7. Succession and Assignment. Subject to the immediately following sentence, this Assignment Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Assignment Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party or as otherwise contemplated by the Asset Purchase Agreement.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
     9. Counterparts. This Assignment Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned has caused this Assignment and Assumption Agreement to be signed by its duly authorized officer as of the date first written above.

ASSIGNOR:	ACTIVE DECISIONS, INC.

	By:	/s/ Jeffrey Loomans

	Name:	Jeffrey Loomans
	Title:	President & CEO
ADI — Signature Page to Assignment and Assumption Agreement

     IN WITNESS WHEREOF, the undersigned has caused this Assignment and Assumption Agreement to be signed by its duly authorized officer as of the date first written above.

ASSIGNEE:	KNOVA GS, INC.

	By:	/s/ Thomas Muise

Name: Thomas Muise
Title: President
KNOVA GS — Signature Page to Assignment and Assumption Agreement

Execution Version
EXHIBIT F
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT, made as of the 7th day of September, 2006 (the “Agreement”) between Knova Software, Inc., a Delaware corporation (“Knova”) and Jeff Dunn (“Dunn”).
RECITALS
     Whereas Knova has entered into an Asset Purchase Agreement (the “APA”) with Active Decisions, Inc. (“Active”) dated as of the date hereof, pursuant to which it has agreed to buy and Active has agreed to sell substantially all of the assets constituting the business as described in the APA;
     Whereas Dunn was until June 15, 2006, the President and Chief Executive Officer of Active;
     Whereas Knova desires to protect the business acquired by Knova under the APA from competition by Dunn following the acquisition, and it is a condition to the closing of the acquisition under the APA (the “Closing”) that Dunn agrees to refrain from such competition, and Dunn has agreed to refrain from such competition; and
     Whereas in connection with and as a consequence of the transactions contemplated in the APA, Dunn shall be entitled to receive consideration consisting of an additional cash severance payment of $48,500 from Active Decisions, Inc. upon the Closing.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained Knova and Dunn do hereby agree as follows:
1. Non-Competition. Dunn agrees that, until the second anniversary of the Closing (the “Non-Competition Period”), he will not, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, participate in, lend his name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture, or activity which competes with the Business (as defined below); provided, however, Dunn shall not be considered to be in default of this Section 1 solely by virtue of holding for portfolio purposes as a passive investor not more than one percent of the issued and outstanding equity securities of a corporation, the equity securities of which are listed or quoted on a stock exchange or an over-the-counter market within the United States. The term “Business” shall include developing, designing, marketing, licensing or distributing products, technology or services that compete directly with the products and services offered by Active as of the Closing.
2. Non-Solicitation. Dunn also agrees that until the second anniversary of the closing of the acquisition under the APA, he will not, and will not permit any affiliate to, directly or indirectly, without the prior written consent of Knova, (i) hire or attempt to hire Keith Rodricks, Susan Buchanan, Jill McClellan, Davin Cerazo, Noy Soutalavon or any employee of Knova, or any of Knova’s affiliates, (ii) encourage any person mentioned in the previous clause (i) to terminate his or
[Signature Page to Non-Competition Non-Solicitation Agreement]

her relationship with Active, Knova, or any of their respective affiliates, (iii) solicit or encourage any customer (including any person who was a customer of Active or Knova within the twelve months prior to the date of the APA or the twelve months prior to the termination of Dunn’s employment with Active) or vendor of Active, Knova, or any of their respective affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with him or any other Person (other than Knova or Active) any business or activity which such customer conducts as of the date of the Closing with the Knova or Active or any of their affiliates or (v) disclose to any competitor the names of any customers who have done business with Active, Knova, or any of their respective affiliates (except to the extent such customer names have already been disclosed to the public without breach of this Agreement or other obligation of confidentiality).
3. Enforcement of Agreement. In signing this Agreement, Dunn gives Knova assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under Sections 1 and 2. Dunn agrees without reservation that these restraints are necessary for the reasonable and proper protection of Knova and its affiliates; that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent him from obtaining other suitable employment during the Non-Competition Period. Dunn further agrees that, were he to breach any of the covenants contained in Sections 1 and 2, the damage to Knova and its affiliates would be irreparable. Dunn therefore agrees that Knova, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by him of any of those covenants, without having to post bond. Dunn and Knova further agree that, in the event that any provision of Section 1 or Section 2 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Further, it is agreed that the covenants not to compete and not to solicit customers and employees contained in this Agreement represent independent and severable obligations and that under no circumstances will Knova’s breach of any of its obligations herein or pursuant to any other contract or legal requirement excuse Dunn’s performance of any of those covenants not to compete or solicit or otherwise impair the enforceability thereof. It is also agreed that each of Knova’s affiliates shall have the right to enforce all of Dunn’s obligations to that affiliate under this Agreement, including without limitation pursuant to Sections 1 and 2.
4. Notices. Any notice required or permitted hereunder shall be sent registered certified mail, postage prepaid, to Dunn at 15370 Pepper Lane, Saratoga, CA 95070 and to Knova at 10201 Torre Avenue, Suite 350, Cupertino, CA 95014, or to such other address as a party shall provide by giving written notice to the other.
5. No Conflicts. Dunn represents and warrants that the execution and performance of this Agreement will not breach or be in conflict with any other agreement to which he is a party or is bound and that he is not now subject to any covenants against competition or similar covenants or any other obligation to third parties or any court order that would affect the performance of his obligations hereunder or of his duties and responsibilities to Knova.
6. Entire Agreement; Amendment. This Agreement sets forth the entire agreement between Dunn and Knova and replaces all prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Dunn and an expressly authorized officer of Knova. No deletion, addition, marking, notation or other like change to the body of this Agreement shall be of any force or effect and this Agreement shall be interpreted as if such change had not been made. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions and it shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. This Agreement, and each of Dunn’s obligations under it, shall survive termination of his employment, regardless of the reason for such termination.
7. Assignment. Neither Knova (nor any Knova affiliate) nor Dunn may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon Dunn and Knova (and each Knova affiliate), and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns. Dunn also agrees that each of Knova’s affiliates shall have the right to enforce all of his obligations to that affiliate under this Agreement, including without limitation pursuant to Sections 1 and 2 hereof.
8. Future Employment. Dunn acknowledges and agrees that this Agreement does not in any way obligate Knova or Active to retain his services for a fixed period or at a fixed level of compensation; nor does it in any way restrict his right or that of Active to terminate his employment at any time, with or without notice or cause.
9. Jurisdiction. This is a California contract and shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. In the event of any alleged breach of this Agreement, Dunn and Knova hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of California, and any party attempting to enforce any provision under this Agreement must likewise consent and submit to such jurisdiction.
10. Understanding. In signing this Agreement, Dunn gives Knova assurance that he has read and understood all of its terms; that he has had a full and reasonable opportunity to consider its terms and to consult with any person of his choosing before signing; and that he has signed this Agreement knowingly and voluntarily.
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     Intending to be legally bound hereby, each of the parties hereto have signed this Agreement under seal as of the day and year written below.

JEFF DUNN	KNOVA SOFTWARE, INC.

/s/ Jeff Dunn	By:	/s/ [ILLEGIBLE]

	Title:	Chief Executive Officer

Date: 7/13/06	Date:

[Signature Page to Non-Competition Non-Solicitation Agreement]